EXHIBIT 99.1

Whole Foods Market Announces $300 Million Increase in Stock Buyback Authorization

Increase Brings Total Authority to $471 Million, or Approximately 3% of Shares Outstanding

AUSTIN, Texas, Nov. 20, 2012 (GLOBE NEWSWIRE) -- Whole Foods Market, Inc. (Nasdaq:WFM) announced that its Board of Directors has approved an additional $300 million of stock buyback authority through December 31, 2014. The Company has approximately $171 million of authority remaining under its existing program through November 1, 2013. The Company had approximately 185.5 million shares outstanding as of November 16, 2012. The $471 million combined authorization represents approximately three percent of shares outstanding at the current stock price.

"With $1.3 billion in available cash, we are well positioned to maintain a healthy cash reserve while internally funding our accelerated new store growth plans," said Walter Robb, co-chief executive officer of Whole Foods Market.  "We recently announced a 43 percent increase in our quarterly dividend to $0.20 per share and plan to create additional value for our shareholders through utilization of our stock repurchase authority which now stands at $471 million."

Purchases can be made from time to time using a variety of methods, which may include open market purchases or purchases through a Rule 10b5-1 trading plan, all in accordance with Securities and Exchange Commission and other applicable legal requirements.  The specific timing, price and size of purchases will depend on prevailing stock prices, general economic and market conditions, and other considerations.  The repurchase program does not obligate the Company to acquire any particular amount of common stock, and may be suspended or discontinued at any time at the Company's discretion.

About Whole Foods Market

Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the leading retailer of natural and organic foods and America's first national "Certified Organic" grocer. In fiscal year 2012, the Company had sales of approximately $12 billion and currently has 343 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs over 70,000 Team Members and has been ranked for 15 consecutive years as one of the "100 Best Companies to Work For" in America by Fortune magazine.

The Whole Foods Market, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6063

Forward-looking statements

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include general business conditions, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market's report on Form 10-K for the fiscal year ended September 25, 2011.  Whole Foods Market undertakes no obligation to update forward-looking statements.

CONTACT: Cindy McCann
         VP of Investor Relations
         512.542.0204